Exhibit 99.1

Einstein Noah Restaurant Group Announces Quarterly Dividend of $0.13 Per Share

LAKEWOOD, Colo.--(BUSINESS WIRE)--January 23, 2014--Einstein Noah Restaurant Group, Inc. (NASDAQ:BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, announced that its Board of Directors has declared a quarterly cash dividend of $0.13 per share, payable on April 15, 2014 to stockholders of record as of March 3, 2014.

As of January 22, 2014, Einstein Noah Restaurant Group, Inc. had approximately 17.6 million shares of common stock outstanding.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual segment of the restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah's New York Bagels® and Manhattan Bagel® brands. The Company's retail system consists of over 850 restaurants in 42 states and the District of Columbia. It also operates a dough production facility. The Company's stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

CONTACT:
ICR
Investor:
Raphael Gross, 203-682-8253
raphael.gross@icrinc.com
Media:
Liz Brady DiTrapano, 646-277-1226
liz.ditrapano@icrinc.com